Exhibit 99.1

[LETTERHEAD OF BURNHAM & SCHUMM, P.C.]

1981 East Murray-Holladay Road Suite 245 Salt Lake City, Utah 84117 Phone (801) 272-0111 Fax (801) 272-0125	A Professional Corporation Officers: Lonnie K. Burnham, C.P.A. Ted Schumm, C.P.A.

November 14, 2005

To Whom It May Concern:

Due to scheduling difficulties and timeliness of obtaining the accounting information necessary to review the financial statements for Telanetix, Inc. and AER Ventures, Inc., it will be necessary to file for a five-day extension.

Sincerely,

/s/ Ted Schumm

Ted Schumm, CPA